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                                                                    EXHIBIT 23.3

                [FORM OF CONSENT OF DANIELSON ASSOCIATES, INC.]


     We hereby consent to the use of our opinion letter dated ____________, _____ to the Board of Directors of First National Bancorp, Inc. and to the reference to our firm in the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger between First National Bancorp, Inc. and NBT Bancorp Inc.

     In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


[/s/ Danielson Associates, Inc.]

__________ __, 2001